Exhibit 99.1

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EDITED TRANSCRIPT

DIOD - Q1 2019 Diodes Inc Earnings Call

EVENT DATE/TIME: MAY 07, 2019 / 9:00PM GMT

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MAY 07, 2019 / 9:00PM, DIOD - Q1 2019 Diodes Inc Earnings Call

C O R P O R A T E P A R T I C I P A N T S

Brett R. Whitmire Diodes Incorporated - CFO

Emily Yang Diodes Incorporated - VP of Worldwide Sales & Marketing

Keh-Shew Lu Diodes Incorporated - CEO, President & Director

Leanne Sievers

C O N F E R E N C E C A L L P A R T I C I P A N T S

Gausia Chowdhury Longbow Research, LLC - Analyst

Tristan Gerra Robert W. Baird & Co. Incorporated, Research Division - MD and Senior Research Analyst

P R E S E N T A T I O N

Operator

Good afternoon and welcome to Diodes Incorporated First quarter 2019 Financial Results Conference Call. At this time, all participants are in alisten-only mode. At the conclusion of today's conference call, instructions will be given for the question-and-answer session. (Operator Instructions)As a reminder, this conference call is being recorded today, Tuesday, May 7, 2019.

I would now like to turn the call over to Leanne Sievers of Shelton Group Investor Relations. Leanne, please go ahead.

Leanne Sievers

Good afternoon and welcome to Diodes' first quarter 2019 financial results conference call. I'm Leanne Sievers, President of Shelton Group, Diodes'Investor Relations firm. Joining us today are Diodes' President and CEO, Dr. Keh-Shew Lu; Chief Financial Officer, Brett Whitmire; Vice President ofWorldwide Sales and Marketing, Emily Yang; and Director of Investor Relations, Laura Mehrl.

Before I turn the call over to Dr. Lu, I'd like to remind our listeners that the results announced today are preliminary, as they are subject to thecompany finalizing the closing procedures and customary quarterly review by the company's independent registered public accounting firm. Assuch, these results are unaudited and subject to revision until the company files its Form 10-Q for the its first quarter 2019.

In addition, management's prepared remarks contain forward-looking statements, which are subject to risks and uncertainties and managementmay make additional forward-looking statements in response to your questions. Therefore the company claims the protection of the Safe Harborfor forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussedtoday and therefore we refer you to more detailed discussion of the risks and uncertainties in the company's filings with the Securities and ExchangeCommission, including Forms 10-K and 10-Q. In addition, any projections as to the company's future performance, represent management'sestimates as of today, May 7, 2019. Diodes assumes no obligation to update these projections in the future as market conditions may or may notchange, except to the extent required by applicable law.

Additionally, the company's press release and management's statements during this conference call will include discussions of certain measuresand financial information in GAAP and non-GAAP terms. Included in the company's press release are definitions and reconciliations of GAAP toGAAP items, which provide additional details. Also throughout the company's press release and management statements during this conferencecall, we refer to net income attributable to common stockholders as GAAP net income. For those of you unable to listen to the entire call at thistime, a recording will be available via webcast for 90 days in the Investor Relations section of Diodes' website at www.diodes.com.

And now I'll turn the call over to Diodes' President and CEO, Dr. Keh-Shew Lu. Dr. Lu, please go ahead.

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MAY 07, 2019 / 9:00PM, DIOD - Q1 2019 Diodes Inc Earnings Call

Keh-Shew Lu - Diodes Incorporated - CEO, President & Director

Thank you, Leanne. Welcome, everyone, and thank you for joining us today.

Diodes once again had an exceptional quarter of solid financial results achieving record net income and earnings per share on both GAAP andnon-GAAP basis. Revenue for the quarter grew 10% over the prior year period on continued market share gains and it was down 3.9% sequentially,which was better than typical seasonality. Notably, gross margin increased 90 basis point from the fourth quarter 2018, exceeding the upper endof our guidance range and reaching the highest level since the fourth quarter of 2010, and we expect a further increase in the second quarter.Contributing to this margin expansion was the achievement of record revenue in Europe combined with record revenue in the automotive andindustrial end markets.

In the automotive market, revenue grew 7% sequentially and 23% year-over-year as we continue to benefit from past design win activity. Together,these two end markets represented 39% of total revenue, which place us well on track to achieving our long-term target of 40%. Additionally, ourPericom business, excluding frequency control products, reached record revenue levels in the first quarter and contributed to our strong marginperformance.

More recently, on April 1st we announced the closing of the transaction to acquire Texas Instruments' wafer fab facility and operation located inGreenock, Scotland, GFAB. The ownership transfer has gone very smooth with no interruption to production. We are in the process of aggressivelyinstalling Diodes' processes to fully utilize the additional 8-inch capacity and capability of the fab, which will support our growth expansion initiativesand future cost reduction. As part of a five-year wafer supply agreement, Diodes is providing foundry services to TI, which is not material to Diodesoverall revenue.

As we look to the second quarter, we expect to extend our growth momentum and market share gains, while further increasing gross margin andlowering operating expenses as a percent of revenue. Together, these factors will contribute to driving higher profitability and cash flow for Diodesand our shareholders.

One final comment. As announced in February 22, Rick White retired as CFO as of March 1. And Brett Whitmire, who has been with the companyover eight years has assumed the CFO role. I would like to take this time to thank Rick for his many years of service to Diodes and our financialorganization while also welcoming Brett into this new position. Rick will remain with Diodes part-time and serve as Corporate Secretary as well asan adviser to the company.

With that, let me now turn the call over to Brett to discuss our first quarter financial results and our second quarter 2019 guidance in more detail.

Brett R. Whitmire - Diodes Incorporated - CFO

Thanks, Dr. Lu, and good afternoon everyone. I look forward to meeting and speaking to each of you in the coming quarters. As part of my financialreview today, I will focus my comments on the sequential change for each of the line items and would refer you to our press release for a moredetailed review of our results as well as the year-over-year comparisons.

Revenue for the first quarter 2019 was $302.3 million, a 3.9% decrease from the $314.4 million in the fourth quarter 2018, which is better thannormal seasonality. Gross profit for the first quarter was a $112.4 million, or 37.2% of revenue, compared to a $114.2 million, or 36.3% of revenue,in the fourth quarter 2018. The sequential increase in gross margin was primarily due to the record revenue from the automotive and industrialend markets as well as from Pericom products.

GAAP operating expenses for the first quarter 2019 were $70.3 million, or 23.3% of revenue, and $65.8 million, or 21.8% of revenue, on a non-GAAPbasis, which excludes $4.5 million of amortization of acquisition-related intangible asset expenses. This compares with GAAP operating expensesin the fourth quarter 2018 of $70.3 million, or 22.4% of revenue, and $65.8 million or 20.9% of revenue on a non-GAAP basis.

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MAY 07, 2019 / 9:00PM, DIOD - Q1 2019 Diodes Inc Earnings Call

Total other expense amounted to approximately $89,000 for the quarter, including $2.1 million of interest expense and $64,000 of foreign currencyloss, largely offset by $1.2 million of other income and $0.9 million of interest income. Income from taxes and non-controlling interest in the firstquarter 2019 amounted to $42 million compared to $42.8 million in the fourth quarter 2018.

Turning to income taxes. Our effective income tax rate for the first quarter was approximately 24.5%. GAAP net income for the first quarter 2019was a record $31.7 million or $0.62 per diluted share compared with $29.5 million or $0.58 per diluted share last quarter. Share count used tocompute GAAP diluted EPS for first quarter 2019 was 51.5 million shares.

First quarter 2019 non-GAAP adjusted net income was a record $35.4 million or $0.69 per diluted share, which excluded net of tax $3.7 million ofnon-cash acquisition-related intangible asset amortization costs. This compares to non-GAAP adjusted net income of $33.2 million or $0.65 perdiluted share in the fourth quarter 2018.

EBITDA for the first quarter 2019 was $69.9 million, or 23.1% of revenue, compared with $70.5 million or 22.4% of revenue in the fourth quarter

2018. We've included in our earnings release a reconciliation of GAAP net income to non-GAAP adjusted net income and GAAP net income toEBITDA, which provides additional details. Cash flow generated from operations was $69.9 million for the first quarter 2019. Free cash flow was$51.2 million, which included $18.6 million of capital expenditures. And net cash flow in the first quarter was a positive $60.5 million.

Turning to the balance sheet. At the end of the first quarter, cash and cash equivalents plus short-term investments totaled approximately $307.9million. Working capital was $524.8 million and long-term debt, including the current portion, was $215.8 million. We are now in a positive netposition with cash exceeding long-term debt. At the end of the first quarter, inventory increased $1.2 million from the fourth quarter 2018 toapproximately $216.6 million. The increase in inventory reflects a $5.1 million increase in work in process, offset by a $3.7 million decrease in finishedgoods and a $200,000 decrease in raw materials. This is the fourth consecutive quarter of finished goods inventory decreases, reflecting our focuson reducing finished goods inventory. Finished goods inventory days were 27 in the quarter compared to 28 in the fourth quarter of 2018. Totalinventory days were 102 in the quarter compared to 100 last quarter. Capital expenditures on a cash basis for the first quarter 2019 were $18.6million, or 6.2% of revenue. We expect CapEx for the full year 2019 to remain within our target model of 5% to 9% of revenue.

Now turning to the outlook. We expect revenue in the second quarter of 2019 to increase to approximately $322 million, plus or minus 2%. At themidpoint, this represents growth of over 6.5% sequentially and 5.9% increase over the prior year period, and reflects continued growth from Diodes'organic business as well as revenue contribution from GFAB. We expect GAAP gross margin to be 38%, plus or minus 1%. Non-GAAP operatingexpenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets, are expected to be approximately21% of revenue, plus or minus 1%.

We expect net interest expense to be approximately $2 million. Our income tax rate expected to be 24.5%, plus or minus 3%. And the shares usedto calculate diluted EPS for second quarter are anticipated to be approximately 52 million. Please note that purchase accounting adjustments of$3.7 million after-tax for Pericom and previous acquisitions are not included in these non-GAAP estimates.

With that said, I will now turn the call over to Emily Yang.

Emily Yang - Diodes Incorporated - VP of Worldwide Sales & Marketing

Thank you, Brett, and good afternoon. As Dr. Lu and Brett highlighted, first quarter revenue grew 10% year-over-year as we continued to gainincreasing market share. Looking more closely at first quarter revenue. POS revenue was down slightly, mostly driven by the Chinese New Yearand weaker demand in Asia. We started to see a recovery for Diodes business in March. Europe had record high results and North America remainedstrong. Distributor inventory, in terms of weeks, increased sequentially in the first quarter but is within our normal range of 11 to 14 weeks. Weexpect distributor inventories to remain within our normal range of 11 to 14 weeks in the near term.

Looking at global sales in the first quarter, Asia represented [74%] (corrected by the company after the call) of the revenue, Europe 13% and NorthAmerica 13%. In terms of our end markets, industrial was once again our largest representative end market at 29% of revenue, consumer 23%,communication also 23%, computing 15% and automotive 10% of revenue.

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MAY 07, 2019 / 9:00PM, DIOD - Q1 2019 Diodes Inc Earnings Call

Now let me review the end markets in greater detail. As Dr. Lu mentioned, our automotive end market had a record quarter, growing 7% sequentiallyand 23% year-over-year and reaching a record 10% of total revenue. This continued growth is a result of our past design win activity and momentumacross an expanding customer base in all application areas, particularly in our three focus areas of connected driving, which consists of ADAS,Telematics, and Infotainment system, comfort, style and safety, including lighting and brushless DC motor control, and Powertrain coveringconventional hybrid and electric vehicles.

From a product perspective, both our analog and discrete product family continue to be strong for us in the automotive market. PCI Express hasbecome the interface of choice for the backbone transmission of engine control unit, ADAS, navigation, telematics and infotainment systems.Diodes is well positioned to address this need with a variety of products designed to support PCI Express protocol. In fact, Diodes is the only supplierto offer PCI Express 4.0 Clock Generators and Clock Buffers with AECQ Grade 2 105 C ambient temperature support.

We are also seeing a lot of activities from automotive customers for our DC-DC converters, timers and USB switches for USB Type-C, infotainmentand charging applications. Our sensor business also continues to grow in applications like power windows, doors, seatbelts, pumps and [gearshifts](corrected by the company after the call).

We also continue to gain traction with MOSFET design-ins across a number of auto applications as well as strong revenue growth in batterymanagement system applications for our automotive-grade Zener diodes and rectifiers.

As a result of our automotive expansion initiatives, over the past five, six years, we have increased our potential semiconductor content per vehicleto $85 per vehicle, an increase from our prior estimate of $70, which will continue to drive further revenue upside towards our long-term targets.

We also saw strong growth in industrial end markets with revenue increasing almost 12% sequentially and 39% year-over-year to reach a record29% of total revenue. Our momentum continued with new design win activities across applications such as metering, DC fans, power tool andpower supply, as well as home appliances, including e-lock applications.

With our newly introduced low-power PCI Express 2.0 Packet Switch, we continue to expand our market position in industrial PC with expandingdesign-in activities. Our products low-power performance gives Diodes a leading position in the small-lane and port expansion application. Weare also seeing USB Type-C adoption into medical equipment with our HDMI over Type-C Crossbar Switch designed-in for transporting video imageto the monitor over our USB Type-C interface.

In the consumer market, we continue to see growth for our SBR and Schottky products for new applications like smart speakers, handheld portabledevices, wire and wireless chargers, gaming, vehicles, OLED TVs as well as USB EOS and data line protection.

Additionally, we have seen significant design win activities with DC-DC products, driven by IPTV, over-the-top TV and set-top box applications aswell as bipolar transistor design-ins for TV and monitor applications. We're also seeing strong demand for our Hall Sensors in applications likewireless earbud and IoT. And our audio products are gaining traction in monitor and gaming applications.

Also in the first quarter, we saw increasing content growth in TV panel applications across a broad range of products, including switching diodes,Zener diodes and transient voltage suppressors. We're also beginning to see revenue growth in augmented reality applications on low-profilesmall form factor switching diodes products.

In the communications end market, we're seeing new design wins in 5G applications like base stations, CPE, small cell and data centers for manyof our products including PCI Express 2.0 Packet Switches, I2C/SPI port expanders, level shifters, MOSFETs and timing. We're also seeing an increasingneed for sensors in smartphone applications with a demand for high-speed, low-loss MIPI switches continue to grow in mobile applications asdisplay resolution and the number of camera modules increase.

Power density in particular is a key concern for smartphone manufacturers. And Diodes has been actively engaged in this market with itscomprehensive small footprint DFN and CSP MOSFET portfolio as well as our AC-DC products in charger and adapter applications. The mobile

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MAY 07, 2019 / 9:00PM, DIOD - Q1 2019 Diodes Inc Earnings Call

device and smartphone market continue to be a key growth area for our protection products, especially in support of the latest trend to replace a

3.5-millimeter audio jack with a USB Type-C connector.

Lastly, in computing, power density and efficiency are driving our hardware evolution and Diodes is at the forefront with our comprehensiveportfolio of MOSFET power blocks and SGT MOSFET in the DC-DC power conversion.

Additionally, our diodes and rectifier products continue to expand in mobile and desktop power applications as well as wireless charging and printer applications with broad range of products, including fast and ultra-fast recovery rectifiers, a high voltage switching diodes and TVS Zenerdiodes.

With an increasing adoption of USB Type-C in notebooks and PCs, we have been seeing strong revenue growth for our complete USB Type-Csolutions, including switches, ReDrivers, timing, charging and protection products.

In summary, our first quarter once again demonstrated a solid operating leverage in our business model resulting in record profitability despitesequentially lower revenue. Our strong position with customers as well as our past design win activities has enabled us to consistently gain marketshare and outperform the market. Additionally, our increase in content in both the automotive industrial market, combined with expandedopportunity for our Pericom products, position us to drive continued revenue and profitability growth in the coming quarters.

With that, we will now open the floor to questions. Operator?

Q U E S T I O N S A N D A N S W E R S

Operator

Thank you. (Operator Instructions) And our first question is from Shawn Harrison with Longbow. Your line is open.

Gausia Chowdhury - Longbow Research, LLC - Analyst

Hi, good afternoon. This is Gausia Chowdhury on behalf of Shawn. Congrats on a solid quarter and guidance. First off, can you give the POS versusPOP? I think you said POS is down slightly. Could you give more details, please?

Emily Yang - Diodes Incorporated - VP of Worldwide Sales & Marketing

Yeah. So, this is Emily. So, our POS is down slightly compared quarter-to-quarter. POP also down slightly quarter-to-quarter, that's based on ourguidance. So that's how we look at the inventory level as well, right? So, still within our range as defined normal between 11 to 14 weeks.

Gausia Chowdhury - Longbow Research, LLC - Analyst

Okay, thank you. And then can you reconcile your view on the auto and industrial strength that you're seeing given the weakness that was citedby some of your peers. And then also your view on Pericom within these markets. Are you still bullish for 2019? Any further detail will be helpful.Thank you.

Emily Yang - Diodes Incorporated - VP of Worldwide Sales & Marketing

Right. So, if we look at automotive market overall, the consensus is actually from the demand point of view is down. So, where Diodes is actuallygaining is really based on the past demand creation effort and also the content expansion. So even though the overall market is down, we're still

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MAY 07, 2019 / 9:00PM, DIOD - Q1 2019 Diodes Inc Earnings Call

seeing very good growth rate, 7% quarter-over-quarter, 23% year-over-year growth. So, that's specifically related to automotive. And then relatedto Pericom, we're also seeing a significant growth contributing to our Q1 revenue and we expect that growth will continue into 2019 and the rest.This is really based on the demand creation pipeline and also the information that we received from the content expansion point of view.

Thank you.

Operator

Thank you. (Operator Instructions) And our next question is from Tristan Gerra with Baird. Your line is open.

Tristan Gerra - Robert W. Baird & Co. Incorporated, Research Division - MD and Senior Research Analyst

Hi, Dr. Lu. During the earnings call, I think it was in October of last year, Rick was highlighting the potential for Diodes to reach 38% gross marginby the second half of this year. And then it sounded like your outlook for gross margin early this year was more muted to about 36%. Today, yourQ2 gross margin guidance is 38%. That's even ahead of last year expectation. And at the time one could contend that the end demand environmentwas stronger than what you're seeing today. So, I know you mentioned Europe and automotive but could you go more into details about thecatalyst for gross margin? What makes it better than you saw it earlier this year? Maybe quantify how big Pericom is as a percent of revenue andhow sustainable you think this gross margin outlook is into the second half?

Keh-Shew Lu - Diodes Incorporated - CEO, President & Director

Okay. Tristan, you know I've been emphasizing if we grew the automotive and industrial revenue, automatically the gross margin will be improvingbetter than our expectations. And so you can see the result, automotive, while the market went down, our sequential still go up 7% and year-over-yearis at 20s high, 28%. So you can see the effort due to the past design win plus the company increase as I have been mentioning to you several times.This strong growth has enabled us to reach 10% -- now 10% of our revenue and we continue to improve the automotive performance. And thatis the one key thing to improve the gross margin better than expected.

Another one is the industrial. Now this quarter, industrial is 29% of our total revenue. It is an indication of a significant growth in the industrial areafor Diodes. While the market kind of slowed down and that's you're seeing through other people's earnings conference calls, industrial is actuallyslowed down a little bit, but for Diodes, we continue gaining the market share. So, if you look at my long-term strategy, I've been talking about Iwant to improve the industrial and automotive to 40% of our revenue. We already reached to 39% and we'll continue our long-term goal of gettinghigher and higher automotive, industrial -- industrial applications. And this will enable us to continue improve our gross margin.

One more thing, due to our Pericom acquisition, our Pericom products result in the frequency control or those kind of the IC products contributea significant growth, contribute to our margin. If you remember, our Pericom products typically have a 50% GP or higher. And so, if that sectorgrows very faster, then it again enables us to exceed our gross margin guidance. And if you look at the Pericom product concentrate on the datacenter, cloud computing and servers and automotive applications, all those is good and big growth effort for us and contribute better than averagegrowth in Diodes' business. So, I'm still very confident we will continue effort to benefit from these three key areas, reaching high GP and changeour product mix towards the high GP products. Even if we get some pressure from the low-end commodity type of product and the price pressureis there but due to our effort on the other market segments I mentioned, then our GP still able to continue improving.

Tristan Gerra - Robert W. Baird & Co. Incorporated, Research Division - MD and Senior Research Analyst

That's very useful. Thank you. And then as a quick follow-up, the market share gains, we can certainly see that and understand it's in automotivebecause your ramp started or your exposure in autos have been smaller than some of your peers but in industrial, you do have a very meaningfulpercent exposure. So what would you say at a high level is driving the share gain? Is that packaging? Is it pricing? Any particular sector that youcould emphasize.

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MAY 07, 2019 / 9:00PM, DIOD - Q1 2019 Diodes Inc Earnings Call

Emily Yang - Diodes Incorporated - VP of Worldwide Sales & Marketing

Right, I think -- this is Emily, let me address the question, right. I think it's really about content expansion, right? So, even the market may not begrowing from the total demand point of view but we've seen significant content expansion within that industrial area, right? The leverage betweenthe Diodes and also the Pericom product line that we've seen are significant push in this area for us.

Keh-Shew Lu - Diodes Incorporated - CEO, President & Director

Packaging is one of the help, but that right now we are not just -- depend on the packaging. The real reason is to which we start to focus on solutionprovider. Since through all different acquisitions, our product line now is very complete and has enabled us to provide to our customer a totalsolution. So, with Emily's drive, we now focus on providing our customer the total solution. And this is the difference from the past.

Tristan Gerra - Robert W. Baird & Co. Incorporated, Research Division - MD and Senior Research Analyst

Great. Thank you very much.

Operator

Thank you. (Operator Instructions) And we have a follow-up from Shawn Harrison with Longbow. Your line is open.

Gausia Chowdhury - Longbow Research, LLC - Analyst

Hi, again. Can you talk a little bit about the TI fab acquisition? What is associated with that within your guidance? And then any details you mightbe able to provide on the expected accretion or impact to margin or OpEx would be helpful. And then also having to do with the acquisition, howdoes the fab affect your CapEx profile? Thank you.

Keh-Shew Lu - Diodes Incorporated - CEO, President & Director

Okay. The TI acquisition, one of the elements is we will provide TI with a wafer supply agreement, but it's immaterial or is not material. So, it's notbig compared with our Diodes' revenue. Okay? Second, we keep emphasizing it's accretive, even their margin is not as high as our average, but it'saccretive to our business. And we're going to use and we are, like I mentioned, we are aggressive now to qualify our own process because we wantto use it to support our future growth. Okay? So we are kind of pretty tight on our wafer supply and we have a lot of wafer need to outside andcontrol by other foundry business, foundry people. So what we want to do is increase, again our own supply. So it's helping us in the future for thegrowth.

Emily Yang - Diodes Incorporated - VP of Worldwide Sales & Marketing

The other question is on CapEx. So, this is we think our CapEx model.

Keh-Shew Lu - Diodes Incorporated - CEO, President & Director

Yes. I think the equipment is already there. We maybe missing here and there for some of the equipment needed for our process. Okay? But themost of the equipment is already there. So, with the GFAB and therefore is still within our CapEx model of 5% to 9% of our revenue. So, it won'tincrease our CapEx requirement.

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Gausia Chowdhury - Longbow Research, LLC - Analyst

Okay. Thank you.

Operator

Thank you. And I'm not showing any further questions in the queue. I would like to turn the call back to Dr. Keh-Shew Lu for his final remarks.

Keh-Shew Lu - Diodes Incorporated - CEO, President & Director

Thank you for your participation on today's call. Operator, you may now disconnect.

Operator

Thank you, everyone for participating today's conference. This concludes the program and you may all disconnect. Have a wonderful day.

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